Exhibit 4.3
Second Amendment
to
Fourth Amended and Restated Credit Agreement
Among
Linn Energy, LLC,
As Borrower,
BNP Paribas,
As Administrative Agent,
Royal Bank of Canada,
As Syndication Agent,
The Royal Bank of Scotland plc, Citibank, NA, Credit Agricole Corporate and
Investment Bank New York Branch, Barclays Bank PLC and Wells Fargo Bank,
N.A.,
As Co-Documentation Agents
and
The Lenders Party Hereto
Dated as of April 6, 2010

Second Amendment to Fourth Amended and Restated Credit Agreement
     This Second Amendment to Fourth Amended and Restated Credit Agreement (this “Second Amendment”) dated as of April 6, 2010 (the “Second Amendment Effective Date”) is among Linn Energy, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Obligors”); each of the Lenders that is a signatory hereto; and BNP Paribas, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).
R E C I T A L S
     A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Fourth Amended and Restated Credit Agreement dated as of April 28, 2009 (as the same has been amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
     B. The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as more particularly set forth herein.
     C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Second Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all section references in this Second Amendment refer to the Credit Agreement.
     Section 2. Amendments to Credit Agreement.
     2.1 Amendments to Section 1.02.
          (a) The following terms, as defined in Section 1.02 of the Credit Agreement, are hereby amended and restated in their entirety to read as follows:
“‘Agreement’ means this Fourth Amended and Restated Credit Agreement, as amended by the First Amendment, the Second Amendment and as the same may from time to time be further amended, modified, supplemented or restated.”
“‘Alternate Base Rate’ means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Rate for a three-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, in the context of this definition of Alternate Base Rate and for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate as quoted at approximately 11:00 a.m.

London time on such day to the Administrative Agent’s London office for dollar deposits of $5,000,000 having a three-month maturity. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.”
“‘Applicable Margin’ means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans
Less than or equal to 30%	2.00%	1.00%
Greater than 30% and less than or equal to 60%	2.25%	1.25%
Greater than 60% and less than or equal to 75%	2.50%	1.50%
Greater than 75% and less than or equal to 90%	2.75%	1.75%
Greater than 90%	3.00%	2.00%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until such time as a Reserve Report is delivered the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.”
“‘Indebtedness’ means, without duplication, any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; and all renewals, extensions and/or rearrangements of any of the above and (b) to any Secured Hedge Provider under any Secured Swap Agreement.”
“‘LIBO Rate’ means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates (rounded upwards, if necessary, to the next 1/100 of 1%) as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.”
“‘Maturity Date’ means April 6, 2015.”
“‘Permitted Refinancing Debt’ means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, any Existing Senior Notes, Funded Debt or any Permitted Refinancing Debt theretofore incurred (as applicable, the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the original principal amount of the Refinanced Debt and (ii) an amount necessary to pay any fees, expenses, accrued but unpaid interest and premiums related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the day 365 days after the Maturity Date; and (c) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt or is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.”
“‘Senior Notes’ means the Existing Senior Notes and any Permitted Refinancing Debt in respect thereof.”
          (b) The following new definitions are hereby added to Section 1.02 where alphabetically appropriate as follows:
“‘Exemption Period’ means any period during which the notional amounts of Swap Agreements in respect of interest rates (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate as a result of the Borrower’s repayment of Loans with the proceeds of any sale or issuance of Equity or the proceeds of any Debt permitted to be incurred under this Agreement; provided, that such period occurs between (a) the date on which the Borrower or a Subsidiary signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement and (b) the earliest of (i) the date such acquisition is consummated, (ii) the date such acquisition is terminated and (iii) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree).”

“‘Existing Senior Notes’ means, collectively, (a) the $255,927,000 9-7/8% Senior Notes due 2018, (b) the $250,000,000 11-3/4% Senior Notes due 2017 and (c) the $1,300,000,000 8 5/8% Senior Notes due 2020.”
“‘Exiting Lender’ means any Person that is a Lender immediately prior to the Second Amendment Effective Date and which, after giving effect to the assignments in Section 5.1 of the Second Amendment, ceases to be a party hereto as of the Second Amendment Effective Date, including, without limitation, DZ Bank AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, New York Branch, Fortis Capital Corp. and KeyBank National Association.”
“‘First Amendment’ means that certain First Amendment to Fourth Amended and Restated Credit Agreement executed effective as of May 15, 2009 among the Borrower, the Lenders signatory thereto, the Guarantors signatory thereto and the Administrative Agent.”
“‘Second Amendment’ means that certain Second Amendment to Fourth Amended and Restated Credit Agreement dated as of April 6, 2010 among the Borrower, the Lenders signatory thereto, the Guarantors signatory thereto and the Administrative Agent.”
“‘Second Amendment Effective Date’ has the meaning assigned to such term in the Second Amendment.”
“‘Secured Hedge Provider’ means any Person that is party to a Swap Agreement with the Borrower or any of its Subsidiaries, so long as either (a) such Person was a Lender or an Affiliate of a Lender at the time such Person entered into such Swap Agreement or (b) such Person was a Lender, an Exiting Lender, or an Affiliate of a Lender or an Exiting Lender on the Second Amendment Effective Date and such Swap Agreement was in effect as of the Second Amendment Effective Date (including all Swap Agreements set forth on Schedule 1.02 to the Second Amendment, including, without limitation, the Swap Agreements of the Exiting Lenders set forth on Schedule 1.02 to the Second Amendment).”
“‘Secured Swap Agreement’ means any Swap Agreement by and between the Borrower or any of its Subsidiaries and any Secured Hedge Provider.”
          (c) The following definitions are hereby deleted from Section 1.02 in their entireties: ABR Request, Cost of Funds, Cost of Funds Calculation Threshold, Determination Date, Lender Hedging Obligation and Reference Bank Cost of Funds Rate.
     2.2 Amendment to Section 2.04 (Interest Elections). Section 2.04 of the Credit Agreement is hereby amended by deleting clause (f) thereof in its entirety.
     2.3 Amendment to Section 2.07 (Borrowing Base). Section 2.07 of the Credit Agreement is hereby amended by (a) deleting clause (a) thereof in its entirety and replacing it as follows:

“(a) Initial Borrowing Base. For the period from and including the Second Amendment Effective Date to but excluding the first Scheduled Redetermination Date thereafter, the amount of the Borrowing Base shall be $1,375,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c), Section 9.02(g) or Section 9.12(d). The Borrowing Base shall, under no circumstances, exceed the Aggregate Maximum Credit Amounts.”;
          (b) deleting the first sentence of clause (b) thereof in its entirety and replacing it as follows:
“Subject to Section 2.07(d), the Borrowing Base shall be redetermined (a “Scheduled Redetermination”) on April 1st and October 1st of each year, commencing October 1, 2010.”; and
(c) deleting clause (e) thereof in its entirety and replacing it as follows:
“Upon the issuance of any Funded Debt in accordance with Sections 9.02(g) or 9.02(i), the Borrowing Base then in effect shall be reduced by an amount equal to 0.25 multiplied by (i) in the case of Funded Debt constituting Permitted Refinancing Debt, the portion of the stated principal amount of such Funded Debt that exceeds the original principal amount of the refinanced Funded Debt and (ii) in the case of all other Funded Debt, the stated principal amount of such Funded Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.”
     2.4 Amendment to Section 7.04 (Financial Position; No Material Adverse Change). Section 7.04 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) thereof in their entireties and replacing them as follows:
“(a) The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2009, and related audited consolidated statements of income, cash flows and changes in members’ equity for the fiscal year ending December 31, 2009. The financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since December 31, 2009, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.”
     2.5 Amendment to Section 9.02 (Debt). Section 9.02 of the Credit Agreement is hereby amended by (a) deleting paragraph (g) in its entirety and replacing it as follows:
“Funded Debt and any guarantees thereof, provided that (i) at the time such Debt is incurred (A), no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence thereof (and any concurrent repayment of Debt with the proceeds of such incurrence), (ii) immediately after the incurrence of such Debt, the Borrowing Base shall be adjusted in accordance with Section 2.07(e) and prepayment shall be made to the extent required by Section 3.04(c)(iii), (iii) at the time such Debt is incurred, such Debt does not have any scheduled amortization prior to four years after the Maturity Date, (iv) at the time such Debt is incurred, such Debt does not mature sooner than four years after the Maturity Date, (v) such Debt and any guarantees thereof are on market terms for issuers of similar size and credit quality given the then prevailing market conditions and (vi) such Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Indebtedness; and any Permitted Refinancing Debt in respect thereof.”;
          (b) deleting the words “and any Permitted Refinancing Debt in respect thereof” at the end of paragraph (i) thereof; and
          (c) deleting paragraph (j) thereof in its entirety.
     2.6 Amendment to Section 9.04 (Dividends, Distributions and Redemptions). Section 9.04 is hereby amended by deleting paragraph (b) thereof in its entirety and replacing it as follows:
“The Borrower will not, and will not permit any Subsidiary to: (i) call, make or offer to make any optional Redemption of or otherwise optionally Redeem whether in whole or in part or repay any Senior Notes or any Funded Debt issued under Section 9.02(g), except with the proceeds of Asset Sales or Casualty Events or the proceeds of the sale or issuance of Equity Interests, Funded Debt to the extent it can be incurred under Section 9.02(g) or Permitted Refinancing Debt, in each case, in accordance with

Section 3.04; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any notes evidencing the Senior Notes, or any indenture, agreement, instrument, certificate or other document relating to any Funded Debt incurred under Section 9.02(g) or Permitted Refinancing Debt permitted hereunder if (A) the effect of such amendment, modification or waiver is to shorten the final maturity to a date that is earlier than the date that is 365 days after the Maturity Date then in effect, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or modify the method of calculating the interest rate, (B) such action adds covenants, events of default or other agreements to the extent more restrictive, taken as a whole, than those contained in this Agreement, as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment, or (C) such action adds collateral unless the Loan Documents are being amended at the same time to reflect such new collateral, provided that the foregoing shall not prohibit the execution of supplemental agreements in connection with the issuance of Permitted Refinancing Debt or the addition of guarantors if required by the terms thereof; and (iii) if the Senior Notes are contractually subordinated in right of payment, designate any Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any indentures or other documents relating to any subordinated Debt permitted hereunder.”
     2.7 Amendment to Section 9.18 (Swap Agreements). Section 9.18 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it as follows:
“Neither the Borrower nor any of its Subsidiaries will enter into (or, in the case of clause (b) below, permit to exist) any Swap Agreements with any Person other than
     (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Proved Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, for the remainder of the calendar year plus the next two full calendar years succeeding the execution of such Swap Agreement and 70% of the reasonably anticipated projected production from Proved Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, for each month thereafter, and (iii) the notional volumes for which do not exceed the current net monthly production (regardless of projected production levels) at the time such Swap Agreement is executed, calculated separately for each of crude oil and natural gas, and
     (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed at any time (other than during an Exemption Period) 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.
     If, at any time (other than during an Exemption Period), the Borrower determines that the notional amounts of Swap Agreements in respect of interest rates exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, then the Borrower shall, within thirty (30) days of such determination, terminate, create off-setting positions or otherwise unwind existing Swap Agreements in order to comply with this Section 9.18.
     If, at any time during an Exemption Period, the Borrower determines that the notional amounts of Swap Agreements in respect of interest rates exceed 100% of the outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate calculated on a pro forma basis assuming any relevant acquisition subject of such Exemption Period were funded completely with borrowed money which bears interest at a floating rate, then the Borrower shall, within thirty (30) days of such determination, terminate, create off-setting positions or otherwise unwind existing Swap Agreements such that the notional volumes do not exceed 100% of such pro forma principal amount.
     (c) Notwithstanding anything to the contrary in this Section 9.18, (1) there shall be no prohibition against the Borrower entering into any “put” or “call spread option” contracts or commodity price floors so long as such agreements are entered into for non-speculative purposes and in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices and (2) any “swaption” entered into by the Borrower shall be counted against the sublimits contained in this Section 9.18.”
     2.8 Amendment to Section 10.02 (Remedies). Section 10.02 of the Credit Agreement is hereby amended by deleting paragraph (c) of such Section in its entirety and replacing it as follows:
“(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued and unpaid interest on the Loans; third, to that portion of the Indebtedness constituting fees payable to the Administrative Agent or the Lenders under the Loan Documents; fourth, pro rata (i) to the payment of unpaid principal of the Loans, (ii) to the payment of Indebtedness referred to in clause (b) of the definition thereof owing to any Secured Hedge Provider and (iii) to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; fifth, to any other Indebtedness; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.”
     2.9 Amendment to Section 11.10 (Authority of Administrative Agent to Release Collateral and Liens). Section 11.10 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it as follows:
     “Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender, each Issuing Bank and each Secured Hedge Provider hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender, each Issuing Bank and each Secured Hedge Provider hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.”
     2.10 Amendment to Section 12.02 (Waivers; Amendments). Section 12.02 of the Credit Agreement is hereby amended by deleting paragraph (b) of such Section in its entirety and replacing it as follows:
“(b) In each instance subject to Section 4.04(c)(ii), neither this Agreement nor any provision hereof nor any Security Instrument nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the written consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the consent or deemed consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Super-Majority Lenders, or modify in any manner Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 6.01, Section 10.02(c) or Section 8.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or a substantial portion of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender, (viii) modify the terms of clause (b) of the definition of “Indebtedness”, the definition of “Secured Hedge Provider”, the definition of “Secured Swap Agreement”, Section 10.02(c), Section 12.14, or any of the provisions of this Section 12.02(b) without the consent of each Secured Hedge Provider adversely affected thereby, (ix) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender or (x) amend or otherwise modify any Security Instrument in a manner that results in the obligations of the Borrower or any Subsidiary owing to any Secured Hedge Provider under any Secured Swap Agreement no longer being secured pursuant to such Security Instrument, without the written consent of such Secured Hedge Provider; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.”
     2.11 Amendment to Section 12.03(b) (Indemnity). Section 12.03(b) of the Credit Agreement is hereby amended by deleting clause (xiv) (it being agreed that, for the avoidance of doubt, the proviso immediately following such clause (xiv) shall not be deleted) of such Section in its entirety and replacing it as follows:
“(xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE BORROWER OR ANY GUARANTOR, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES;”
     2.12 Amendment to Section 12.14 (Collateral Matters; Swap Agreements). Section 12.14 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it as follows:
“The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to each Secured Hedge Provider on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries owed to such Secured Hedge Provider under any Secured Swap Agreement. Except as set forth in Sections 12.02(b)(viii) and (x), no Secured Hedge Provider shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Swap Agreement.”
     Section 3. Conditions Precedent. The effectiveness of this Second Amendment is subject to the receipt by the Administrative Agent of the following documents and satisfaction or waiver by the Lenders of the other conditions provided in this Section 3, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:
     3.1 Payment by the Borrower to the Administrative Agent of all fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to the Credit Agreement.
     3.2 The Administrative Agent shall have received multiple counterparts as requested of this Second Amendment from the Borrower and the Lenders.
     3.3 No Default or Event of Default shall have occurred and be continuing as of the Second Amendment Effective Date.
     3.4 The Administrative Agent shall have received a certificate of the Secretary of the Borrower and each Guarantor certifying (i) that the resolutions of the Borrower and each Guarantor adopted or certified to as of April 28, 2009 with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in such Loan Documents are still in full force and effect, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) that, except as attached, there have been no changes since April 28, 2009 to the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
     3.5 The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor in their respective States of organization.
     3.6 The Administrative Agent shall have received duly executed Notes (or replacement Notes), dated as of the date hereof, payable to the order of each Lender who has requested a Note or a replacement Note at least two Business Days prior to the Second Amendment Effective Date, in a principal amount equal to such Lender’s Maximum Credit Amount.
     3.7 The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens (other than Liens permitted by Section 9.03 of the Credit Agreement) encumbering the Properties of the Borrower and its Subsidiaries for each of the following jurisdictions: Delaware (with respect to the Borrower and each Guarantor other than Linn Exploration Midcontinent LLC) and Oklahoma (with respect to Linn Exploration Midcontinent LLC).
     3.8 The Administrative Agent shall have received such title information as the Administrative Agent may reasonably request with respect to Oil and Gas Properties having a total value of not more than 80% of the total value of all Oil and Gas Properties evaluated in the most recently delivered Reserve Report.
     3.9 The Administrative Agent shall (a) have received from each party thereto duly executed original copies of amendments to each Security Instrument and (b) the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.
     3.10 The representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Second Amendment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Second Amendment Effective Date, such representations and warranties remain true and correct in all material respects as of such specified earlier date.
     3.11 The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) of the Credit Agreement (as such Section 7.04(a) has been amended by this Second Amendment) and the most recent Reserve Report required to be delivered under Section 8.12(a) of the Credit Agreement, accompanied by a Reserve Report Certificate.
     3.12 The Borrower shall have issued senior unsecured notes due 2020 (the “New Notes”) having terms and conditions substantially similar to the existing Senior Notes, subject to any differences due to market conditions for similar securities issued at or around the time as the New Notes, in an aggregate principal amount not less than $500,000,000. For the avoidance of doubt, the Borrowing Base shall not be reduced as a result of the issuance of such New Notes.
     Section 4. Representations and Warranties; Etc. Each Obligor hereby affirms (a) that as of the date of execution and delivery of this Second Amendment, all of the representations and warranties contained in each Loan Document to which such Obligor is a party are true and correct in all material respects as though made on and as of the Second Amendment Effective Date (unless made as of a specific earlier date, in which case, such representations and warranties remain true and correct in all material respects as of such earlier date); and (b) that after giving effect to this Second Amendment and to the transactions contemplated hereby, no Defaults exist under the Loan Documents.
     Section 5. Assignment and Assumption.
     5.1 For an agreed consideration, each Lender (individually an “Assignor” and collectively, the “Assignors”) hereby irrevocably sells and assigns, severally and not jointly, (i) all of such Assignor’s rights and obligations in its capacity as Lender under the Credit

Agreement and any other documents or instruments delivered pursuant thereto to the extent related to its Commitment and Credit Exposure, as the case may be, identified in Annex II attached hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively for all Assignors as the “Assigned Interests”) to the Lenders (individually, an “Assignee” and, collectively, the “Assignees”) set forth on Annex I to this Second Amendment (which shall replace the existing Annex I to the Credit Agreement as of the Second Amendment Effective Date), and each Assignee hereby irrevocably purchases and assumes from each Assignor such Assignee’s percentage (as set forth on Annex I to this Second Amendment) of the Assigned Interests, subject to and in accordance with the Credit Agreement and this Second Amendment, as of the Second Amendment Effective Date. Such sale and assignment is without recourse to the Assignors and, except as expressly provided in this Second Amendment, without representation or warranty by the Assignors.
     5.2 From and after the Second Amendment Effective Date, the Administrative Agent shall distribute all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the appropriate Assignors for amounts which have accrued to but excluding the Second Amendment Effective Date and to the appropriate Assignees for amounts which have accrued from and after the Second Amendment Effective Date.
     5.3 Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the percentage of the Assigned Interest set forth on Annex II attached hereto, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this assignment and to consummate the transactions contemplated by this Section 5; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made by any other Person in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     5.4 Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this assignment and to consummate the transactions contemplated hereby, (ii) it satisfies the requirements specified in the Credit Agreement and this Second Amendment that are required to be satisfied by it in order to acquire the percentage of the Assigned Interests set forth in Annex I to this Second Amendment, (iii) from and after the Second Amendment Effective Date, it shall have the obligations of a Lender thereunder to the extent of its percentage (as set forth on Annex I to this Second Amendment) of the Assigned Interests, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment and to purchase its percentage of the Assigned Interests on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, it has supplied to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     5.5 Each Exiting Lender shall no longer be a “Lender”. Each Exiting Lender joins in the execution of this Second Amendment solely for purposes of effectuating this Second Amendment pursuant to Section 3 hereof and assigning their Assigned Interests pursuant to this Section 5.
     Section 6. Miscellaneous.
     6.1 Return of Notes. As soon as practicable after the Second Amendment Effective Date, each Lender who has requested a replacement Note as described in Section 3.6 shall return its existing Note to the Borrower marked “canceled”.
     6.2 Confirmation. The provisions of the Credit Agreement (as amended by this Second Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Second Amendment.
     6.3 Ratification and Affirmation of Obligors. Each Obligor hereby expressly (i) acknowledges the terms of this Second Amendment, (ii) ratifies and affirms its obligations under each Loan Document to which it is a party, (iii) acknowledges, renews and extends its continued liability under each Loan Document to which it is a party and agrees that its grant of security interest and/or guarantee, as applicable, under the Security Instruments to which it is a party remains in full force and effect with respect to the Indebtedness after giving effect to this Second Amendment.
     6.4 Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6.5 No Oral Agreement. This Second Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

     6.6 Governing Law. This Second Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed effective as of the date first written above.

BORROWER:	LINN ENERGY, LLC
	By:	/s/ Kolja Rockov
Kolja Rockov,
Executive Vice President and Chief Financial Officer
GUARANTORS:

LINN ENERGY HOLDINGS, LLC
LINN OPERATING, INC.
PENN WEST PIPELINE, LLC
MID-CONTINENT HOLDINGS I, LLC
MID-CONTINENT HOLDINGS II, LLC
MID-CONTINENT I, LLC
MID-CONTINENT II, LLC
LINN GAS MARKETING, LLC
LINN EXPLORATION MIDCONTINENT, LLC

By:	/s/ Kolja Rockov
Kolja Rockov,
Executive Vice President and Chief Financial Officer

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

BNP PARIBAS, as Administrative Agent and a Lender
By:	/s/ Douglas R. Liftman
	Name:	Douglas R. Liftman
	Title:	Managing Director

By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

ROYAL BANK OF CANADA, as Syndication Agent and a Lender
By:	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

CITIBANK, NA, as a Co-Documentation Agent and a Lender
By:	/s/ John F. Miller
	Name:	John F. Miller
	Title:	Attorney-In-Fact

BARCLAYS BANK PLC, as a Co-Documentation Agent and a Lender
By:	/s/ Sam Yoo
	Name:	Sam Yoo
	Title:	Assistant Vice President

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Co-Documentation Agent and a Lender
By:	/s/ Dennis Petito
	Name:	Dennis Petito
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director

THE ROYAL BANK OF SCOTLAND plc, as a Co- Documentation Agent and a Lender
By:	/s/ Phil Ballard
	Name:	Phil Ballard
	Title:	Managing Director

WELLS FARGO BANK, N.A., as a Co- Documentation Agent and a Lender
By:	/s/ Doug McDowell
	Name:	Doug McDowell
	Title:	Vice President Senior Portfolio Manager

SOCIETE GENERALE, as a Lender
By:	/s/ Stephen W. Warfel
	Name:	Stephen W. Warfel
	Title:	Managing Director

BANK OF MONTREAL, as a Lender
By:	/s/ James Whitmore
	Name:	James Whitmore
	Title:	Managing Director

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

COMERICA BANK, as a Lender
By:	/s/ Greg Smith
	Name:	Greg Smith
	Title:	Senior Vice President

ING CAPITAL LLC, as a Lender
By:	/s/ Charles E. Hall
	Name:	Charles E. Hall
	Title:	Managing Director

FORTIS CAPITAL CORP., as a Lender
By:	/s/ Douglas R. Liftman
	Name:	Douglas R. Liftman
	Title:	Managing Director

By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Todd Coker
	Name:	Todd Coker
	Title:	Vice President

CREDIT SUISSE, Cayman Islands Branch as a Lender
By:	/s/ Nupur Kumar /s/ Vipul Dhadda
	Name:	Nupur Kumar Vipul Dhadda
	Title:	Vice President Associate

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

COMPASS BANK, as a Lender
By:	/s/ Dorothy Marchand
	Name:	Dorothy Marchand
	Title:	Senior Vice President

DnB NOR BANK ASA, as a Lender
By:	/s/ Sanjiv Nayar
	Name:	Sanjiv Nayar
	Title:	Senior Vice President

By:	/s/ Cathleen Buckley
	Name:	Cathleen Buckley
	Title:	First Vice President

DZ BANK AG, DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH, as a Lender
By:	/s/ William G. Roos
	Name:	William G. Roos
	Title:	Managing Director

By:	/s/ John Hammarskjold
	Name:	John Hammarskjold
	Title:	Vice President

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

UNION BANK, N.A., as a Lender
By:	/s/ Scott Gildea
	Name:	Scott Gildea
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Heather W. Kiely
	Name:	Heather W. Kiely
	Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ Marc Graham
	Name:	Marc Graham
	Title:	Director

ALLIED IRISH BANKS P.L.C., as a Lender
By:	/s/ Edward M. Fenk
	Name:	Edward M. Fenk
	Title:	Vice President

By:	/s/ James Giordano
	Name:	James Giordano
	Title:	Assistant Vice President

CAPITAL ONE, N.A., as a Lender
By:	/s/ Michael Higgins
	Name:	Michael Higgins
	Title:	Vice President

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

UBS AG, STAMFORD BRANCH, as a Lender
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

MACQUARIE BANK LIMITED, as a Lender
By:	/s/ Robert McRobbie
	Name:	Robert McRobbie
	Title:	Division Director Legal Risk Management

By:	/s/ Katie Choi
	Name:	Katie Choi
	Title:	Division Director Macquarie Bank Limiited

Second Amendment to Fourth Amended and Restated Credit Agreement
Signature Page

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS
Aggregate Maximum Credit Amounts (as of the Second Amendment Effective Date)

		Maximum Credit
Name of Lender	Applicable Percentage	Amount
BNP Paribas	6.6666667%	$100,000,000
Royal Bank of Canada	6.6666667%	$100,000,000
The Royal Bank of Scotland plc	6.2666667%	$94,000,000
Citibank, NA	6.2666667%	$94,000,000
Credit Agricole Corporate and Investment Bank New York Branch	6.2666667%	$94,000,000
Barclays Bank PLC	6.2666667%	$94,000,000
Wells Fargo Bank, N.A.	6.2666667%	$94,000,000
The Bank of Nova Scotia	5.3333333%	$80,000,000
Bank of Montreal	5.3333333%	$80,000,000
UBS AG, Stamford Branch	5.3333333%	$80,000,000
Comerica Bank	4.3333333%	$65,000,000
ING Capital LLC	4.3333333%	$65,000,000
Societe Generale	4.3333333%	$65,000,000
U.S. Bank National Association	4.3333333%	$65,000,000
Compass Bank	3.3333333%	$50,000,000
Credit Suisse	3.3333333%	$50,000,000
DnB NOR Bank ASA	3.3333333%	$50,000,000
Union Bank, N.A.	3.3333333%	$50,000,000
Capital One, N.A.	3.3333333%	$50,000,000
Macquarie Bank Limited	3.3333333%	$50,000,000
Allied Irish Banks p.l.c.	2.0000000%	$30,000,000
Total	100.0000000%	$1,500,000,000
Annex I

ANNEX II
LIST OF MAXIMUM CREDIT AMOUNTS
Aggregate Maximum Credit Amounts (immediately prior to the Second Amendment Effective Date)

		Maximum Credit
Name of Lender	Applicable Percentage	Amount
BNP Paribas	7.714285714%	$135,000,000
Royal Bank of Canada	7.714285714%	$135,000,000
The Royal Bank of Scotland plc	7.714285714%	$135,000,000
Citibank, NA	7.714285714%	$135,000,000
Credit Agricole Corporate and Investment Bank New York Branch	7.714285714%	$135,000,000
Barclays Bank PLC	7.714285714%	$135,000,000
The Bank of Nova Scotia	5.428571429%	$95,000,000
Bank of Montreal	5.428571429%	$95,000,000
Wells Fargo Bank, N.A.	5.428571429%	$95,000,000
Comerica Bank	4.285714286%	$75,000,000
ING Capital LLC	4.285714286%	$75,000,000
Societe Generale	4.285714286%	$75,000,000
U.S. Bank National Association	3.428571429%	$60,000,000
Compass Bank	2.857142857%	$50,000,000
Credit Suisse	2.857142857%	$50,000,000
DnB NOR Bank ASA	2.857142857%	$50,000,000
DZ Bank AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, New York Branch	2.857142857%	$50,000,000
Union Bank, N.A.	2.857142857%	$50,000,000
KeyBank National Association	2.285714286%	$45,000,000
Fortis Capital Corp.	2.571428571%	$40,000,000
Allied Irish Banks p.l.c.	2.000000000%	$35,000,000
Total	100.000000000%	$1,750,000,000
Annex II

Schedule 1.02
Swap Agreements as of the Second Amendment Effective Date
Schedule 1.02